Exhibit 5.1

Opinion and Consent of Proskauer Rose

Proskauer Rose
Suites 1701-1705, 17/F Two Exchange Square, 8 Connaught Place, Central Hong Kong

7 August, 2014

To:	China Finance Online Co. Limited

9th Floor, Tower C, Corporate Square

No. 35 Financial Street, Xicheng District

Beijing 100032,

China

Dear Sirs,

China Finance Online Co. Limited (the “Company”)

We act as special Hong Kong counsel to the Company, a public company incorporated in Hong Kong, in connection with the Registration Statement on Form S-8 which the Company proposes to file on or about 7 August, 2014 (the “Registration Statement”) with the Securities and Exchange Commission of the United States of America (the “Commission”) for the purpose of registering under the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”), 32,000,000 ordinary shares in the capital of the Company (the “Relevant Shares”). The Relevant Shares are proposed to be issued under the Company’s 2014 Stock Incentive Plan (the “Plan”).

All references in this opinion to “Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

1.	Documents

For the purposes of this opinion we have examined the following documents:

(i)	a copy of the memorandum and articles of association (together deemed by the Companies Ordinance (Cap. 622, Laws of Hong Kong) to be the Company’s articles of association) (the “Articles”);

(ii)	a copy of the minutes of the annual general meeting of the Company (the “AGM”) held on 27 June, 2014 (the “Minutes”), recording the approval by shareholders of a resolution to authorise, approve and adopt the Plan and to grant to the directors a mandate (the “Mandate”) to allot and issue new shares in the Company as may be required to be issued pursuant to awards granted under the Plan (the “Plan Resolution”);

Partners: David C. Chu, Jeremy C. Leifer, Jay C.S. Tai, Yuval Tal

Registered Foreign Lawyers: Li Ying (PRC)

Beijing | Boca Raton | Boston | Chicago | Hong Kong | London | Los Angeles | New Orleans | New York | Newark | Paris | São Paulo | Washington, DC

7 August, 2014

(iii)	a copy of the Registration Statement; and

(iv)	a copy of the Plan.

The above are the only documents or records we have examined, searched or reviewed for the purposes of this opinion.

2.	Assumptions

We assume (without verification) that:

(i)	any document submitted to us as an electronic copy conforms to its original and all signatures on any such document are genuine and no such document has been amended or rescinded;

(ii)	the copy of the Articles referred to above is complete and up-to-date and that no amendments have been made to it which are not incorporated in such copy;

(iii)	all factual representations made in the Registration Statement and other documents reviewed by us are accurate and complete;

(iv)	all material facts and documents relevant to this opinion have been disclosed to us;

(v)	no options have been or will be offered or granted, and no shares have been or will be offered or issued, in each case under the Plan, in circumstances which may result in any document used for or in connection with that purpose being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong);

(vi)	there is nothing in the applicable law of any jurisdiction (other than Hong Kong) which would affect our opinion in paragraph 3 below;

(vii)	the Minutes contain a full and accurate record of the AGM proceedings and in particular in relation to the Plan Resolution which was duly approved by the Company; the AGM was duly convened, held and conducted in accordance with the Articles, and the Plan Resolution has not been modified, amended, annulled, rescinded or revoked (in whole or in part) and is in full force and effect;

(viii)	the directors of the Company have approved the issue of the Relevant Shares under the Plan;

(ix)	any issue of Relevant Shares under the Plan made after the expiry of the Mandate, will be made under the terms of a mandate granted by shareholders which was at the relevant time in full force and effect with respect to such Relevant Shares;

7 August, 2014

(x)	the name of the allottee of any Relevant Shares will be entered into the Company’s register of members as the holder of such Relevant Shares and a share certificate issued in his name for the same;

(xi)	the Company has not passed a winding-up resolution and is solvent and, further, that (a) no petition has been presented or order made for its winding-up or dissolution; (b) no receiver, trustee or similar officer has been appointed in respect of the Company or any of its assets; and (c) no notice (which could lead to the Company being struck off the Register of Companies) has been received by the Company or published in the Hong Kong Government Gazette under Part 15 of the Companies Ordinance; and

(xii)	under U.S. federal laws the Registration Statement will be valid and be of binding effect, and that the Registration Statement will be duly filed with or declared effective by the Commission.

3.	Opinion

Subject to the foregoing and to any matters not disclosed to us, it is our opinion that, so far as the present laws of Hong Kong are concerned the issuance of the Relevant Shares has been duly authorised by all necessary corporate action on the part of the Company and, upon issuance of, payment for and delivery of the Relevant Shares in the manner described in and as contemplated by each of the Plan, the Registration Statement and the Articles, the Relevant Shares will be validly issued and fully paid.

4.	Governing law

This opinion is limited to, and given on the basis of, Hong Kong law in force at the date hereof and as currently applied in the courts of Hong Kong at the date hereof. We accept no obligation to inform you of any change in such laws or in their interpretation or administration after the date hereof, which may affect the opinions expressed herein. We have taken no account of, have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Hong Kong. By accepting this opinion, you irrevocably agree and accept that this opinion is to be governed by and construed in accordance with Hong Kong law.

5.	Benefit of opinion

Subject to the paragraph below, this opinion is addressed to you for your sole benefit in connection with the filing of the Registration Statement and issue of the Relevant Shares pursuant to the Plan and may not, without our prior written consent (i) be relied upon by any person other than you for any other purpose, (ii) be disclosed, except to persons who in the ordinary course of your business have access to your records on the basis that they will make no further disclosure and except to persons in the course of judicial, arbitration or other legal proceedings or to persons in the course of regulatory or governmental proceedings or inquiries; or (iii) be filed with any person or quoted or referred to in any public document and this opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

7 August, 2014

6.	Consent

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully,

Proskauer Rose